EXHIBIT 3.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

PIONEER NATURAL RESOURCES COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Pioneer Natural Resources Company, resolutions were adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and that said amendment should be presented to the stockholders of said corporation at the 2012 Annual Meeting of Stockholders for approval thereof.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the proposed amendment was presented to the stockholders of said corporation at its 2012 Annual Meeting of Stockholders duly called and held on the 17th day of May 2012 in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing Article SIXTH thereof to read as follows:

SIXTH: The number, classification, and terms of the board of directors of the Corporation and the procedures to elect directors, to remove directors, and to fill vacancies in the board of directors shall be as follows:

1.           The number of directors that shall constitute the whole board of directors shall from time to time be fixed exclusively by the board of directors by a resolution adopted by a majority of the members of the board of directors serving at the time of that vote. In no event shall the number of directors that constitute the whole board of directors be fewer than three or more than twenty-one. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

2.           Except as otherwise provided by this paragraph 2, until the election of directors at the annual meeting of stockholders in 2015, the board of directors of the Corporation shall be divided into three classes designated Class I, Class II and Class III, respectively, and all as nearly equal in number as possible.  Each director who is serving as a director immediately following the 2012 annual meeting of stockholders, or is thereafter elected or appointed a director, shall hold office until the expiration of the term for which he or she has previously been elected or appointed, and until his or her successor shall be duly elected and qualified, or until death, resignation or removal. At the 2013 annual meeting of stockholders, the successors of the class of directors whose terms expire at that meeting shall be elected for terms expiring at the 2014 annual meeting of stockholders. At the 2014 annual meeting of stockholders, the successors of the class of directors whose terms expire at that meeting shall be elected for terms expiring at the 2015 annual meeting of stockholders. At the 2015 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders.  Until the election of directors at the annual meeting of stockholders in 2015, if the number of directors that constitutes the whole board of directors is changed as permitted by this Article Sixth, the majority of the members of the board of directors serving at the time of the vote to make such change shall also fix and determine the number of directors comprising each class.

3.           Vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly-created directorships resulting from any increase in the authorized number of directors shall be filled by a majority vote of the remaining directors then in office, though less than a quorum, or by the sole remaining director. Until the election of directors at the annual meeting of stockholders in 2015, each director chosen to fill a vacancy in the board of directors shall receive the classification of the vacant directorship to which he or she has been appointed or, if it is a newly created directorship, shall receive the classification that at least a majority of the board of directors designates and shall hold office until the first meeting of stockholders held after his or her appointment for the purpose of electing directors of that classification and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal from office. From and after the annual meeting of stockholders in 2015, each director chosen to fill a vacancy in the board of directors shall hold office until the first meeting of stockholders held after his or her appointment for the purpose of electing directors and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal from office.

4.           Until the election of directors at the annual meeting of stockholders in 2015, no director of any class of directors of the Corporation shall be removed before the expiration of that director’s term of office except for cause and by an affirmative vote of the holders of not less than two-thirds in voting power of the outstanding shares entitled to vote thereon cast at the annual meeting of stockholders or at any special meeting of stockholders called for this purpose by a majority of the members of the board of directors serving at the time of that vote.

5.           Notwithstanding the foregoing, the election, removal and the filling of vacancies with respect to directors elected separately by any series of Preferred Stock shall be governed by the terms of the Preferred Stock Designation establishing such series.

6.           Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, until the election of directors at the annual meeting of stockholders in 2015, the affirmative vote of the holders of not less than two-thirds in voting power of the shares of the Corporation then entitled to be voted in an election of directors, voting together as a single class, shall be required to amend or repeal or to adopt any provision inconsistent with, this Article Sixth. From after the annual meeting of stockholders in 2015, the affirmative vote of the holders of not less than a majority in voting power of the shares of the Corporation then entitled to be voted in an election of directors, voting together as a single class, shall be required to amend or repeal or to adopt any provision inconsistent with, this Article Sixth.

IN WITNESS WHEREOF, Pioneer Natural Resources Company has caused this Certificate of Amendment to be signed by its Executive Vice President and General Counsel and attested by its Corporate Secretary, this 18th day of May, 2012.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Mark S. Berg
Mark S. Berg, Executive Vice President and
General Counsel

ATTEST:

/s/ Mark H. Kleinman
Mark H. Kleinman, Corporate Secretary